EXHIBIT 10.2

CORPORATE GUARANTY

Insight Enterprises, Inc., a Delaware corporation, hereby agrees to guarantee fully and unconditionally payment of amounts due to Dell Marketing L.P. from ExecTechDirect Technology/Direct Alliance Corporation, including reimbursement of Dell Marketing L.P. collection expense and/or legal expenses, for obligations arising from purchases initiated by ExecTechDirect Technology/Direct Alliance Corporation. Such guarantee shall not exceed $7,284,554 excluding collection and legal expenses, and shall expire on September 5, 2004.

Insight Enterprises, Inc. will remit to Dell Marketing L.P. the total of the amounts incurred above, within ten (10) days of receipt of a statement from Dell Marketing L.P. stating the ExecTechDirect Technology/Direct Alliance Corp. is in default of its obligations to Dell Marketing L.P.

Insight Enterprises, Inc. previously executed a Corporate Guaranty in favor of Dell Marketing L.P. for payments due from ExecTechDirect Technology/Direct Alliance Corporation, which guaranty specified an amount not to exceed of $7,600,000 (the “Original Guaranty”). Dell Marketing L.P. acknowledges and agrees that this Corporate Guaranty replaces and supersedes the Original Guaranty in its entirety as of the date of the Original Guaranty and that, accordingly, the total amount guaranteed by Insight Enterprises, Inc. is $7,284,554 and not the sum of the amounts guaranteed by Original Guaranty and this Guaranty.

No modification to this Corporate Guaranty will be effective unless signed in advance by Insight Enterprises, Inc.

All signatures to this agreement warrant that they have full and complete authority to enter into this agreement and to sign said agreement on behalf of themselves and/or the entity of whose behalf they are signing.

Authorized Signatures:

/s/ P. Robert Moya	Date: June 17, 2004